Exhibit 99.1

FIRST CHOICE HEALTHCARE INCREASES

LINE OF CREDIT TO $2.5 MILLION

MELBOURNE, FL – (Market Wired) – December 18, 2015 – First Choice Healthcare Solutions, Inc. (OTCQB:FCHS) (“FCHS,” “First Choice” or “the Company”), one of the nation’s only non-physician-owned, publicly traded healthcare services companies focused on the delivery of Orthopaedic care and treatment, today announced that its lender, CT Capital, LTD, has modified the accounts receivable line of credit established with the Company’s wholly owned subsidiary, First Choice Medical Group of Brevard, LLC, increasing the line from $2 million to $2.5 million and extending the maturity date of the Loan Agreement to June 30, 2017.

Christian Romandetti, President and CEO of First Choice, stated, “In light of our Company’s rapid growth – as reflected in the 232% year over year revenue increase we reported for our third quarter, we are very pleased that we have succeeded in negotiating additional financial support from CT Capital. The increase in our credit line will serve to further strengthen our liquidity and enhance our ability to execute on prevailing growth initiatives while optimizing management of our monthly cash flow. We will continue to pursue the lowest cost of capital that will help fund our business expansion and create enduring shareholder value.”

For additional details, please refer to the Form 8-K to be filed later today with the U.S. Securities and Exchange Commission, found at www.sec.gov.

About First Choice Healthcare Solutions, Inc.

Headquartered in Melbourne, Florida, First Choice Healthcare Solutions (FCHS) is implementing a defined growth strategy aimed at building a national collective of world class medical centers of excellence in key expansion markets throughout the U.S. with concentration in neurology, orthopaedics, spine surgery and interventional pain medicine, as well as related ancillary care services.   Serving Florida’s Space Coast, the Company’s flagship regional network currently administers over 100,000 patient visits each year and is comprised of First Choice Medical Group, The B.A.C.K. Center and Crane Creek Surgery Center. For more information, please visit www.myfchs.com, www.myfcmg.com, www.thebackcenter.net and www.cranecreeksurgerycenter.com.

Safe Harbor Statement

Certain information set forth in this news announcement may contain forward-looking statements that involve substantial known and unknown risks and uncertainties. These forward-looking statements are subject to numerous risks and uncertainties, certain of which are beyond the control of First Choice Healthcare Solutions, Inc. Such forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management beliefs and certain assumptions made by its management. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements. Information concerning factors that could cause the Company's actual results to differ materially from those contained in these forward-looking statements can be found in the Company's periodic reports on Form 10-K and Form 10-Q, and in its Current Reports on Form 8-K, filed with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise to reflect future events or circumstances or reflect the occurrence of unanticipated events.

For additional information, please contact:

Investor Relations at WallStreetWriter

407-878-5945 or FCHS@wallstreetwriter.com